Exhibit 99.1

Press Release
Contact:	Trey Whichard (713) 462-4239
Release:	Immediately

BJ SERVICES REPORTS SECOND QUARTER EARNINGS UP 61%

Houston, Texas. April 27, 2004. BJ Services Company (BJS-NYSE, CBOE, PCX) reported earnings of $0.45 per diluted share for its second fiscal quarter ended March 31, 2004, up 61% from the prior year’s earnings of $0.28 per diluted share.

Financial Results

(in millions, except per share amounts)

	3 Months Ended
	3/31/04	12/31/03	3/31/03
Revenue	$647.1	$600.8	$534.6
Net Income	$73.3	$61.5	$44.8
Diluted Earnings Per Share	$0.45	$0.38	$0.28

Sequentially, consolidated revenue increased 8%, with U.S./Mexico Pressure Pumping Services up 5%, International Pressure Pumping Services up 12% and Other Oilfield Services up 6%. Compared to prior year’s second quarter, consolidated revenue increased 21%, with U.S./Mexico Pressure Pumping Services increasing 28%, International Pressure Pumping Services increasing 14%, and Other Oilfield Services up 19%.

Operating income margins during the quarter were 17.1%, up from 15.8% reported in the previous quarter and 13.5% reported in last year’s second quarter. The improvement, both sequentially and year over year, was primarily due to favorable margins on activity gains in the U.S., Mexico and Canada.

Capital spending was $45.3 million for the quarter. Cash and cash equivalents as of March 31, 2004 was $387.9 million. Debt (net of cash and cash equivalents) to total capitalization was 6.2% at the end of March 2004, down from 10.5% at the end of December 2003.

U.S./Mexico Pressure Pumping Services

The Company’s U.S./Mexico Pressure Pumping Services Revenue increased 5% sequentially. The combined average U.S. and Mexico drilling rig count during the quarter was up 1%.

Compared to the second quarter of the prior year, revenue in U.S./Mexico increased 28%, corresponding to a 25% increase in the combined average U.S. and Mexico drilling rig activity. During the second quarter of fiscal 2004, 86% of the U.S. rigs were drilling for natural gas, a slight increase from the prior year.

International Pressure Pumping Services

The Company experienced a record revenue quarter in Canada, up 31% sequentially on the strength of a 29% increase in rig activity. International revenue excluding Canada was up 2% sequentially, as activity increased in our Middle East region, led by the resumption of fracturing activity in Saudi Arabia. The increases from Saudi Arabia were offset somewhat by activity declines with our North Sea stimulation vessel and in Nigeria.

Year over year, Canadian revenue increased 39% with drilling activity up 7%. The year over year increase in revenue is attributed to activity gains of 16%, price improvement of 5% and favorable foreign exchange translation of 18%. International revenue excluding Canada was up 2% year over year as improved activity in Venezuela and for our North Sea stimulation vessel was offset by declines in the U.K., Norway, and Saudi Arabia.

Other Oilfield Services

Revenue from the Company’s Other Oilfield Services (completion fluids, completion tools, process and pipeline services, casing and tubular services and production chemical services) was up 6% sequentially. Completion fluids, tubular services and chemical services showed improvement sequentially, offset by a decline in our process and pipeline services. Compared to the second quarter of the prior year, revenue for these services increased 19%.

CEO Stewart Comments

Chairman and CEO Bill Stewart commented, “Stimulation activity in our North American markets was up significantly during the quarter, contributing to our sequential and year over year earnings improvement. U.S. rig activity increased throughout the quarter and our forecast assumes U.S. activity will continue increasing for the balance of fiscal year 2004. The market increase as well as inflationary pressures have prompted BJ to issue a revised U.S. price book effective May 1st. The new price book will reflect an average increase of 7% from the current price book that was issued on May 1, 2003. During the June quarter, we estimate rig activity in the U.S. to average 3-4% higher compared to the March quarter. We have also planned for a normal spring break-up in Canada which will more than offset activity gains in the U.S. market.

“On April 5th, our lawsuit filed against Halliburton in March 2000 for infringing on BJ’s patented Vistar® fracturing system was finally resolved. BJ has received the judgment award and will record an estimated gain of $56 million, after taxes, during the June quarter. Accordingly, we believe earnings per share, inclusive of the Halliburton award, will be in the $.72 to $.76 range for our third fiscal quarter of 2004 and in the range of $2.03 to $2.11 for the fiscal year ending September 30, 2004.”

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

The Company anticipates utilizing non-GAAP financial measures in today’s earnings release conference call. The most common non-GAAP financial measures used by the Company include EBITDA, EBITDA margin, free cash flow, net debt, and net interest expense. The reconciliations to the most comparable GAAP measure are posted on the Investor’s section of our website at

www.bjservices.com. The required disclosures for these measures were included in our September 30, 2003 Form 10-K, also posted on our website. Any unexpected disclosures of non-GAAP financial measures discussed on the call will be posted on our website as soon as possible after the disclosure.

Conference Call

The Company has scheduled a conference call today to discuss the results of today’s earnings announcement. The call will begin at 9:00 a.m. Central Time. To participate in the conference call, please phone 719/457-2637, ten minutes prior to the start time and give the conference code number 242098. If you are unable to participate, the conference call will be available for playback three hours after its conclusion. The playback number is 719/457-0820 and the replay entry code is 242098. Playback will be available for three days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available for twelve months following the conference call.

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	3/31/04	3/31/03	3/31/04	3/31/03
	(In thousands except per share data)
Revenue	$647,060	$534,580	$1,247,859	$1,007,704
Operating Expenses:
Cost of sales and services	484,106	415,031	941,836	790,764
Research and engineering	11,828	10,365	22,333	19,679
Marketing	20,133	18,345	39,430	35,474
General and administrative	20,027	18,947	37,908	35,322
(Gain)/Loss on long-lived assets	550	(331)	928	269

Total operating expenses	536,644	462,357	1,042,435	881,508

Operating income	110,416	72,223	205,424	126,196
Interest expense	(4,144)	(3,741)	(8,346)	(7,742)
Interest income	898	344	1,718	863
Other expense, net	(100)	(2,444)	(596)	(3,350)

Income before income taxes	107,070	66,382	198,200	115,967
Income taxes	33,806	21,574	63,424	37,689

Net income	$73,264	$44,808	$134,776	$78,278

Earnings Per Share:
Basic	$0.46	$0.28	$0.85	$0.50
Diluted	$0.45	$0.28	$0.83	$0.49
Weighted Average Shares Outstanding:
Basic	159,474	157,813	159,165	157,692
Diluted	163,229	160,985	162,583	160,833
Supplemental Data:
Depreciation and amortization	$31,268	$29,530	$61,962	$57,992
Capital expenditures	45,280	36,664	83,401	70,915
U.S./Mexico Pressure Pumping Revenue	297,556	232,156	581,998	444,138
International Pressure Pumping Revenue	248,766	217,671	469,975	396,551
Other Oilfield Services Revenue	100,738	84,753	195,886	167,015
Debt	508,443	494,058

This press release contains forward-looking statements that anticipate future performance such as the Company’s prospects, expected revenues, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

**********

(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)